Exhibit 10.1

BROOKS AUTOMATION, INC.
EXECUTIVE PERFORMANCE-BASED VARIABLE COMPENSATION PLAN

SECTION 1
BACKGROUND, PURPOSE AND DURATION
        1.1    Effective Date.    The Plan is effective as of November 4, 2015, subject to ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2016 Annual Meeting of Stockholders of the Company.
        1.2    Purpose of the Plan.    The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company's strategic objectives. The Plan is intended to permit the grant of awards that qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2
DEFINITIONS
        The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
        2.1    "Actual Award" means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee's (as defined below) authority under Section 3.6 to eliminate or reduce the Actual Award otherwise determined by the Payout Formula.
        2.2    "Affiliate" means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
        2.3    "Base Salary" means as to any Performance Period, the Participant's base salary earned during the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
        2.4    "Board" means the Board of Directors of the Company.
        2.5    “Change in Contol” shall have the meaning set forth in the Change in Control Agreement entered into between the Company and Stephen S. Schwartz dated June 4, 2015.
2.6 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
        2.7    "Committee" means the Human Resources and Compensation Committee of the Board, or such other committee, comprised exclusively of members of the Board who are "outside directors" within the meaning of Section 162(m) of the Code and Treasury Regulation § 1.162-27(c)(4), as may be designated by the Board to administer the Plan.
        2.8    "Company" means Brooks Automation, Inc., a Delaware corporation, or any successor thereto.
        2.9    "Determination Date" means the latest possible date that will not jeopardize a Target Award or Actual Award's qualification as performance-based compensation under Section 162(m) of the Code and Treasury Regulation § 1.162-27(e). The Determination Date shall be the earlier of (i) not later than ninety (90) days after the start of the first Fiscal Year of the applicable Performance Period or (ii) the completion of twenty-five percent (25%) of the Performance Period.
        2.10    "Disability" means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time. In the absence of any other specification by the Committee, disability shall be determined in accordance with the Company's long term disability plan.
        2.11    "Employee" means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
        2.12    "Fiscal Year" means the fiscal year of the Company.
        2.13    "Maximum Award" means as to any Participant for any Performance Period, $2,000,000.

Exhibit 10.1

        2.14    "Participant" means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
        2.15    "Payout Formula" means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may contain a range of goals (e.g., minimum threshold, target and maximum) and may differ from Participant to Participant.
        2.16    "Performance Period" means any Fiscal Year or such other period not in excess of three Fiscal Years, as determined by the Committee in its sole discretion.
        2.17    "Performance Goals" means the objective goal(s) (or combined objective goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: cash flow (including but not limited to free cash flow and cash flow from operations); total earnings; earnings per share (diluted or basic); earnings per share from continuing operations (diluted or basic); earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; net operating earnings; operating income, gross or operating margin; profit margin; margin percentage; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on invested capital, return on sales; net or gross sales or revenue; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; operating efficiency; quality achievement; new product introductions; delivery performance; safety record; stock price; individual objectives; business expansion; completion of acquisitions; and total shareholder return. The Performance Goals may differ from Participant to Participant and from Target Award to Target Award. Prior to the Determination Date, the Committee shall determine whether any element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants. The foregoing criteria shall have any reasonable definitions that the Committee may specify in the applicable Target Award, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; impairment of tangible or intangible assets; litigation or claim judgments or settlements; non-operating items; acquisition expenses; and effects of assets sales or divestitures. The Committee shall have discretion to establish objectives which may require subjective assessments by the Committee. Notwithstanding the foregoing, the maximum possible payout shall be based solely on the Performance Goals.
        2.18    "Plan" means the Brooks Automation, Inc. Executive Performance-Based Variable Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.
        2.19    "Shares" means shares of the Company's common stock.
        2.20    "Target Award" means the target award payable under the Plan to a Participant for the Performance Period, expressed as a dollar amount or as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
        3.1    Selection of Participants.    The Committee, in its sole discretion, shall select the Employees of the Company who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.
        3.2    Determination of Performance Goals.    The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. The Performance Goals shall be pre-established in writing prior to the Determination Date at a time when the achievement of such Performance Goals is substantially uncertain.
        3.3    Determination of Target Awards.    The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant's Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.
        3.4    Determination of Payout Formula or Formulae.    On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae consistent with the Performance Goals for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award range greater than or less than the

Exhibit 10.1

Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant's Actual Award for any Performance Period exceed the Maximum Award.
        3.5    Date for Determinations.    The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date at a time when the outcome of any such determinations are substantially uncertain.
        3.6    Determination of Actual Awards.    After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant under the Target Award for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula under the Target Award to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and determine what Actual Award, if any, will be paid. No reduction hereunder for one Participant during the Performance Period shall increase the amount payable to any other Participant during the Performance Period. No Target Award shall become an Actual Award until the Committee completes its certification process as set forth herein.
3.7     Change in Control, Death or Disability. A Target Award may, in accordance with Treasury Regulation § 1.162-27(e)(2)(v), provide that all or a portion of a Target Award may be paid upon a Change in Control, death of the Participant or Disability prior to the achievement of the Performance Goals set forth in such Target Award provided that the Participant remains employed through the date of such event.

SECTION 4
PAYMENT OF AWARDS
        4.1    Right to Receive Payment.    Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
        4.2    Timing of Payment.    Payment of each Actual Award shall be made as soon as practical following the determination and certification of the Actual Award as set forth in Section 3.6, but in any event before the fifteenth day of the third month of the Fiscal Year immediately following the Fiscal Year in which the Participant's Actual Award is no longer subject to a "substantial risk of forfeiture" as determined in accordance with Section 409A of the Code; provided, however, that any payment that is delayed due to an unforeseeable event, as described in Treasury Regulation § 1.409A-1(b)(4)(ii), shall be paid as soon as practicable. Except as otherwise determined by the Committee, in its sole discretion, a Participant shall not be entitled to payment of an Actual Award if such Participant is not employed by the Company or an Affiliate on the payment date for such Actual Award.
        It is the intent of the Company that this Plan is exempt from Section 409A of the Code under the "short-term deferral" rule and any ambiguities herein will be interpreted in a manner consistent with the short-term deferral rule.
        4.3    Form of Payment.    Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum. The Participant may elect to defer a portion of his or her Award in accordance with the terms of the Company’s deferred compensation plan and consistent with the requirements of Section 409A of the Code.
        4.4    Payment in the Event of Death.    If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Actual Award shall be paid to his or her estate.

SECTION 5
ADMINISTRATION
        5.1    Committee is the Administrator.    The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an "outside director" under Section 162(m) of the Code.
        5.2    Committee Authority.    It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the

Exhibit 10.1

United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.
        5.3    Decisions Binding.    All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
        5.4    Delegation by the Committee.    The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6
GENERAL PROVISIONS
        6.1    Tax Withholding and Consequences.    The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant's FICA obligations). The Company makes no guarantee of any tax consequences to any Participant, his or her estate, the beneficiary of any Participant, any successor in interest of any Participant or any other persons with respect to the payments under this Plan.
        6.2    No Effect on Employment.    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual's employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
        6.3    Participation.    No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.
        6.4    Successors.    All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
        6.5    Beneficiary Designations.    If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.
        6.6    Nontransferability of Awards.    No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.5. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 7
AMENDMENT, TERMINATION AND DURATION
        7.1    Amendment, Suspension or Termination.    The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.
        7.2    Duration of the Plan.    The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board's right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8
LEGAL CONSTRUCTION
        8.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

Exhibit 10.1

        8.2    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
        8.3    Requirements of Law.    The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
        8.4    Governing Law.    The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.
        8.5    Captions.    Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.